American High-Income Municipal Bond Fund, Inc 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$94,652
Class B	$1,645
Class C	$5,989
Class F1	$8,204
Class F2	$2,222
Total	$112,712

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6580
Class B	$0.5582
Class C	$0.5513
Class F1	$0.6485
Class F2	$0.6844

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	150,943
Class B	2,595
Class C	11,664
Class F1	12,964
Class F2	3,568
Total	181,734

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.97
Class B	$13.97
Class C	$13.97
Class F1	$13.97
Class F2	$13.97